Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No.:  333-130192

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-834-4154 (collect call) or by emailing Randall Outlaw at randall.outlaw@jpmorgan.com.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.  The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities.

THE INFORMATION CONTAINED IN THIS COMMUNICATION IS SUBJECT TO CHANGE, COMPLETION OR AMENDMENT FROM TIME TO TIME. YOU SHOULD CONSULT YOUR OWN COUNSEL, ACCOUNTANT AND OTHER ADVISORS AS TO THE LEGAL, TAX, BUSINESS, FINANCIAL AND RELATED ASPECTS OF A PURCHASE OF THESE SECURITIES.

The attached information may contain certain tables and other statistical analyses (the "Computational Materials") that have been prepared in reliance upon information furnished by the issuer, the preparation of which used numerous assumptions which may or may not be reflected herein.  As such, no assurance can be given as to the appropriateness of the Computational Materials for any particular context; or as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance.  These Computational Materials should not be construed as either projections or predictions. The specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preliminary underlying assets used in preparing the Computational Materials. Neither JPMorgan nor any of its affiliates makes any representation or warranty as to the actual rate or timing of payments or losses on any of the underlying assets or the payments or yield on the securities.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY JPMORGAN AND NOT BY THE ISSUER OR ANY OF ITS AFFILIATES (OTHER THAN JPMORGAN).  JPMORGAN IS ACTING AS UNDERWRITER AND NOT ACTING AS AGENT FOR THE ISSUER IN CONNECTION WITH THE OFFERING TO WHICH THIS COMMUNICATION RELATES.

Copyright 2006 JPMorgan Chase & Co. – All rights reserved.  J.P. Morgan Securities Inc. (JPMSI), member NYSE and SIPC.  JPMorgan is the marketing name used by the specific legal entity or entities named in the attached materials.  Clients should contact analysts and execute transactions through a JPMorgan Chase & Co. subsidiary or affiliate in their home jurisdiction unless governing law permits otherwise.

JPMORGAN

Final Terms of the Offered Certificates

The J.P. Morgan Mortgage Acquisition Trust 2007-CH1 Asset-Backed Pass Through Certificates, Series 2007-CH1 consist of the classes of certificates listed in the table below.  Only the offered certificates listed in the table below are being offered:

CLASS	INITIAL CLASS PRINCIPAL AMOUNT(1)	CERTIFICATE INTEREST RATE	DESIGNATION	S&P RATING(7)	FITCH RATING(7)	MOODY’S RATING(7)	CUSIP

OFFERED CERTIFICATES

Class AF-1A	$125,000,000	Floating(2)	Senior	AAA	AAA	Aaa	46630LAA26
Class AF-1B	$233,900,000	5.935%(3)	Senior	AAA	AAA	Aaa	46630LAB09
Class AF-2	$119,800,000	5.453%(3)	Senior/Sequential	AAA	AAA	Aaa	46630LAC81
Class AF-3	$112,800,000	5.532%(3)	Senior/Sequential	AAA	AAA	Aaa	46630LAD64
Class AF-4	$132,100,000	5.798%(3)	Senior/Sequential	AAA	AAA	Aaa	46630LAE48
Class AF-5	$92,790,000	5.920%(3)	Senior/Sequential	AAA	AAA	Aaa	46630LAF13
Class AF-6	$90,700,000	5.501%(3)	Senior/NAS	AAA	AAA	Aaa	46630LAG95
Class MF-1	$25,049,000	5.791%(3)	Subordinate	AA+	AA+	Aa1	46630LAH78
Class MF-2	$22,917,000	5.840%(3)	Subordinate	AA+	AA+	Aa2	46630LAJ35
Class MF-3	$14,390,000	5.890%(3)	Subordinate	AA+	AA	Aa3	46630LAK08
Class MF-4	$11,725,000	5.989%(3)	Subordinate	AA	AA-	A1	46630LAL80
Class MF-5	$12,258,000	6.039%(3)	Subordinate	AA-	A+	A2	46630LAM63
Class MF-6	$10,659,000	6.188%(3)	Subordinate	A+	A	A3	46630LAN47
Class MF-7	$10,659,000	6.250%(3)	Subordinate	A	A-	Baa1	46630LAP94
Class MF-8	$5,863,000	6.500%(3)	Subordinate	A-	BBB+	Baa2	46630LAQ77
Class MF-9	$10,659,000	6.500%(3)	Subordinate	BBB+	BBB	Baa3	46630LAR50
Class AV-1	$172,900,000	Floating(2)	Senior	AAA	AAA	Aaa	46630LAS34
Class AV-2	$332,200,000	Floating(2)	Senior/Sequential	AAA	AAA	Aaa	46630LAT17
Class AV-3	$39,700,000	Floating(2)	Senior/Sequential	AAA	AAA	Aaa	46630LAU89
Class AV-4	$44,900,000	Floating(2)	Senior/Sequential	AAA	AAA	Aaa	46630LAV62
Class AV-5	$53,087,000	Floating(2)	Senior/Sequential	AAA	AAA	Aaa	46630LAW46
Class MV-1	$25,233,000	Floating(2)	Subordinate/Sequential	AA+	AA+	Aa1	46630LAX29
Class MV-2	$23,227,000	Floating(2)	Subordinate/Sequential	AA+	AA+	Aa2	46630LAY02
Class MV-3	$14,417,000	Floating(2)	Subordinate/Sequential	AA+	AA	Aa3	46630LAZ76
Class MV-4	$12,816,000	Floating(2)	Subordinate	AA	AA-	A1	46630LBA17
Class MV-5	$12,415,000	Floating(2)	Subordinate	AA-	A+	A2	46630LBB99
Class MV-6	$11,214,000	Floating(2)	Subordinate	A+	A	A3	46630LBC72
Class MV-7	$10,012,000	Floating(2)	Subordinate	A	A-	Baa1	46630LBD55
Class MV-8	$8,010,000	Floating(2)	Subordinate	A-	BBB+	Baa2	46630LBE39
Class MV-9	$7,609,000	Floating(2)	Subordinate	BBB+	BBB	Baa3	46630LBF04

NON-OFFERED CERTIFICATES

Class MV-10	$8,010,000	Floating(2)	Subordinate	BBB	BBB-	Ba1	46630LBG86
Class C	Notional(4)	N/A	Subordinate	Not Rated	Not Rated	Not Rated
Class P-1	$50	N/A(5)	Prepayment Premiums Only	Not Rated	Not Rated	Not Rated
Class P-2	$50	N/A(5)	Prepayment Premiums Only	Not Rated	Not Rated	Not Rated
Class R	N/A(6)	N/A	Residual	Not Rated	Not Rated	Not Rated

_________________________

(1)  These balances are approximate and are subject to an increase or decrease of up to 5%, as described in the prospectus supplement.

(2)  The interest rate on these classes of certificates may change from distribution date to distribution date based on changes in the level of one-month LIBOR.  The interest rate for any such floating rate class, other than the Class AF-1A Certificates, is the least of (x) one-month LIBOR plus the applicable margin set forth below; (y) the maximum rate cap; and (z) the related net WAC rate as described in the prospectus supplement.  The interest rate for the Class AF-1A Certificates is the lesser of  (x) one-month LIBOR plus the applicable margin set forth below and (y) the related net WAC rate.  See “Description of the Certificates—Certificate Interest Rates” in the prospectus supplement.  The certificate margins are as follows:

	On or prior to the Optional Termination Date	After the Optional Termination Date
Class AF-1A	0.080%	0.160%
Class AV-1	0.140%	0.280%
Class AV-2	0.060%	0.120%
Class AV-3	0.110%	0.220%
Class AV-4	0.130%	0.260%
Class AV-5	0.240%	0.480%
Class MV-1	0.230%	0.345%
Class MV-2	0.280%	0.420%
Class MV-3	0.320%	0.480%
Class MV-4	0.430%	0.645%
Class MV-5	0.450%	0.675%
Class MV-6	0.550%	0.825%
Class MV-7	1.000%	1.500%
Class MV-8	1.000%	1.500%
Class MV-9	1.000%	1.500%
Class MV-10	1.000%	1.500%

(3)  The interest rate on these certificates is the lesser of (i) the applicable fixed certificate rate and (ii) the related net WAC rate.  After the first possible Optional Termination Date the interest rate on these certificates will increase by 0.50% per annum.

(4)  The Class C Certificates will not have a class principal amount.

(5)  The Class P-1 and Class P-2 Certificates will not be entitled to distributions in respect of interest.  The Class P-1 Certificates will be entitled to all prepayment premiums or charges received in respect of the group 1 mortgage loans and the Class P-2 Certificates will be entitled to all prepayment premiums or charges received in respect of the group 2 mortgage loans .

(6)  The Class R Certificates will not have a class principal amount and are the class of certificates representing the residual interest in the trust.

(7)  The ratings are not recommendations to buy, sell or hold these certificates.  A rating may be changed or withdrawn at any time by the assigning rating agency. The ratings do not address the possibility that, as a result of principal prepayments, the yield on your certificates may be lower than anticipated. We refer you to “Ratings” in the prospectus supplement for a more complete discussion of the certificate ratings.

The J.P. Morgan Mortgage Acquisition Trust 2007-CH1 Asset-Backed Pass Through Certificates, Series 2007-CH1 will also have the following characteristics:

CLASS	RECORD DATE(1)	DELAY/ ACCRUAL PERIOD(2)	INTEREST ACCRUAL CONVENTION	EXPECTED FINAL DISTRIBUTION DATE(3)	FINAL SCHEDULED DISTRIBUTION DATE(4)	MINIMUM DENOMINATION(5)	INCREMENTAL DENOMINATIONS
Class AF-1A	DD	0 day	Actual/360	November 2008	March 2021	$100,000	$1
Class AF-1B	CM	24 day	30/360	November 2008	March 2021	$100,000	$1
Class AF-2	CM	24 day	30/360	September 2009	May 2024	$100,000	$1
Class AF-3	CM	24 day	30/360	November 2010	August 2027	$100,000	$1
Class AF-4	CM	24 day	30/360	January 2014	November 2036	$100,000	$1
Class AF-5	CM	24 day	30/360	May 2015	November 2036	$100,000	$1
Class AF-6	CM	24 day	30/360	May 2015	November 2036	$100,000	$1
Class MF-1	CM	24 day	30/360	May 2015	November 2036	$100,000	$1
Class MF-2	CM	24 day	30/360	May 2015	November 2036	$100,000	$1
Class MF-3	CM	24 day	30/360	May 2015	November 2036	$100,000	$1
Class MF-4	CM	24 day	30/360	May 2015	November 2036	$100,000	$1
Class MF-5	CM	24 day	30/360	May 2015	November 2036	$100,000	$1
Class MF-6	CM	24 day	30/360	May 2015	November 2036	$100,000	$1
Class MF-7	CM	24 day	30/360	May 2015	November 2036	$100,000	$1
Class MF-8	CM	24 day	30/360	May 2015	November 2036	$100,000	$1
Class MF-9	CM	24 day	30/360	May 2015	November 2036	$100,000	$1
Class AV-1	DD	0 day	Actual/360	May 2015	November 2036	$100,000	$1
Class AV-2	DD	0 day	Actual/360	February 2009	September 2029	$100,000	$1
Class AV-3	DD	0 day	Actual/360	August 2009	August 2031	$100,000	$1
Class AV-4	DD	0 day	Actual/360	February 2012	August 2033	$100,000	$1
Class AV-5	DD	0 day	Actual/360	May 2015	November 2036	$100,000	$1
Class MV-1	DD	0 day	Actual/360	May 2011	November 2036	$100,000	$1
Class MV-2	DD	0 day	Actual/360	December 2012	November 2036	$100,000	$1
Class MV-3	DD	0 day	Actual/360	May 2015	November 2036	$100,000	$1
Class MV-4	DD	0 day	Actual/360	May 2015	November 2036	$100,000	$1
Class MV-5	DD	0 day	Actual/360	May 2015	November 2036	$100,000	$1
Class MV-6	DD	0 day	Actual/360	May 2015	November 2036	$100,000	$1
Class MV-7	DD	0 day	Actual/360	May 2015	November 2036	$100,000	$1
Class MV-8	DD	0 day	Actual/360	May 2015	November 2036	$100,000	$1
Class MV-9	DD	0 day	Actual/360	May 2015	November 2036	$100,000	$1
Class MV-10	DD	0 day	Actual/360	November 2014	November 2036	$250,000	$1

(1)  DD = For any distribution date, the close of business on the business day immediately before that distribution date.

CM = For any distribution date, the close of business on the last business day of the calendar month preceding the month of the related distribution date.

(2)  24 Days = For any distribution date, the interest accrual period will be calendar month preceding that distribution date.

0 day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date (or the closing date for the first interest accrual period) through the day prior to the related distribution date.

(3)  The expected final distribution date for each class of offered certificates is based upon (i) the applicable pricing speed prepayment assumptions for the mortgage loans, (ii) the modeling assumptions used in the prospectus supplement, as described under “Yield, Prepayment and Weighted Average Life—Weighted Average Lives ” and (iii) assuming the option to purchase the mortgage loans is exercised by the terminating entity at the earliest possible distribution date, as described in the prospectus supplement under “Description of the Certificates—Optional Clean-Up Call” and adding one month.

(4)  The final scheduled distribution date for each class of offered certificates, other than the Class AF-1A, Class AF-1B, Class AF-2, Class AF-3, Class AV-2, Class AV-3 and Class AV-4 Certificates, is the distribution date in the month following the stated maturity date of the latest maturing mortgage loan.  The final scheduled distribution date for the Class AF-1A, Class AF-1B, Class AF-2, Class AF-3, Class AV-2, Class AV-3 and Class AV-4 Certificates is calculated assuming a prepayment assumption of 0% and adding one month.

(5)  In some circumstances, in order to aggregate the initial principal balance of a class, one certificate of the class may be issued in an incremental denomination that is less than the listed minimum denomination.